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                           EXHIBIT 11

BARRETT BUSINESS SERVICES, INC.                        EXHIBIT 11
STATEMENT SHOWING CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

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                                       Three Months  Three Months
                                          Ended         Ended
                                       Mar. 31, 1994 Mar. 31, 1993
                                       ------------- -------------
Primary Earnings Per Share:
  Weighted average number of shares 3,157,200     2,000,000

  Stock option plan shares to be issued at prices129,133---
     $7.00, $9.75, and $19.00 per share

  Warrant issues at a price of $8.40 per share100,000   ---


  Less:Assumed purchase at average market price
      during the period using proceeds received
      upon exercise of options and purchase of
      stock, and using tax benefits of compensation
      due to premature dispositions (114,955)           ---
                                  -----------   -----------
      Total Primary Shares          3,271,378     2,000,000
                                  ===========   ===========




Fully Diluted Earnings Per Share:
  Weighted average number of shares 3,157,200     2,000,000

  Stock option plan shares to be issued at a
     price of $7.00 per share         129,133           ---

  Warrant issues at a price of $8.40 per share100,000   ---


  Less:Assumed purchase at the higher of ending
      or average market price during the period
      using proceeds received upon exercise of
      options and purchase of stock, and using
      tax benefits of compensation due to pre-
      mature dispositions            (88,406)           ---
                                  -----------   -----------
      Total Diluted Shares          3,297,927     2,000,000
                                  ===========   ===========





Note:As the effect of common stock equivalents upon the weighted average common stock earnings per share calculation is greater than 3%, earnings per share are based on the weighted average number of common stock and common stock equivalents outstanding during the period.

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